October 28, 2019

Carlos Macau, Jr.
Chief Financial Officer
HEICO CORP
3000 Taft Street
Hollywood, FL 33021

       Re: HEICO CORP
           Form 10-K for the period ended October 31, 2018
           Filed December 20, 2018
           File No. 001-04604

Dear Mr. Macau:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing